Exhibit 21

LIST OF SUBSIDIARIES OF NEXIA HOLDINGS, INC.

1.  Diversified Holdings I, Inc.
2.  Wasatch Capital Corporation
3.  Salt Lake Development, Inc.
4.  Kearns Development, Inc.
5.  Downtown Development Corporation
6.  West Jordan Real Estate Holdings, Inc.
7.  Canton Industrial Corporation of Salt Lake City
8.  Landis, LLC.
9.  Gold Fusion Laboratories, Inc.